UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, 2.01 and Item 9.01 of Form 8-K.

Item 1.01.    Entry into a Material Definitive Agreement.

On May 28, 2010, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into a series of purchase contracts for the potential purchase of two hotels.  The table below describes these hotels:

Hotel Location	Franchise	Seller	Number of Rooms	Purchase Price
Lafayette, LA	Hilton Garden Inn	Jackie’s International, Inc .	153	$22,900,000
West Monroe, LA	Hilton Garden Inn	Lodging America of West Monroe, LLC	134	10,000,000
TOTAL			287	$32,900,000

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts.  The aggregate initial deposits for the hotels listed above totaled $300,000.  These initial deposits are refundable to our purchasing subsidiary if it elects to terminate the purchase contracts during the “review period”, which ends on July 12, 2010.  In the event our purchasing subsidiary does not elect to terminate the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $300,000 within three (3) business days after the expiration of the review period.

The initial deposits under the purchase contracts have been funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).  It is expected that the additional deposits and payment of the purchase price under each of the purchase contracts would also be funded, if a closing occurs, by the Company’s ongoing offering of Units.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel.  Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason.  Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause us to terminate a purchase contract.  If our purchasing subsidiary terminates a purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits under that contract to the seller.  If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied.  They include, but are not limited to, the following: the sellers having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; and the existing franchise and management agreements shall have been terminated by the sellers and new franchise and management agreements shall have been executed by one of our subsidiaries.  If any of the closing conditions under the purchase contracts are not satisfied by the sellers, our purchasing subsidiary may terminate a purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire either or both of the hotels.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On May 28, 2010, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Oklahoma City, Oklahoma.  The hotel acquired by our purchasing subsidiary is a Hampton Inn and Suites® hotel containing 200 guest rooms.  The purchase price for the hotel was $32,656,898.  At closing, the purchase price was increased by $656,898 from the original contract price and the seller extinguished all existing loans and related obligations associated with the property.  Therefore, the Company did not assume the loan with an

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outstanding principal balance of approximately $21 million and a maturity date of November 10, 2011, as originally contemplated by the purchase contract.  The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

As a result of the closing described above, four closings have occurred under a series of purchase contracts executed on March 16, 2010 for the potential purchase of seven hotels.  Additional information regarding the purchase contracts is set forth in our Form 8-K dated March 16, 2010 and filed with the Securities and Exchange Commission on March 19, 2010, which is incorporated herein by reference.  There can be no assurance at this time that any further closings will occur under the remaining purchase contracts.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 9.01.              Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

Financial statements for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

b. Pro forma financial information.

Pro forma financial information for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

c. Shell company transaction.

Not Applicable

d. Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer
June 2, 2010

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